UNITED STATES

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SCHEDULE 14A

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iRobot Corporation

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IROBOT RESPONDS TO RED MOUNTAIN CAPITAL

Red Mountain Capital Has a Fundamental Lack of Understanding of iRobot’s Business

Willem Mesdag Has a Personal Agenda to Join the Board Despite No Known Operating Experience or Industry Expertise

iRobot Sets the Record Straight on Company Performance

Urges Shareholders to Protect Their Investment By Voting “FOR” the iRobot Director Nominees on the WHITE Proxy Card Today

BEDFORD, Mass., April 14, 2016 – iRobot Corp. (NASDAQ: IRBT), a leader in delivering robotic technology-based solutions, today mailed a letter to shareholders to set the record straight about Red Mountain Capital’s campaign in connection with iRobot’s upcoming 2016 Annual Meeting of Stockholders to be held on May 25, 2016.

The full text of the letter follows:

April 14, 2016

Dear Fellow Shareholder:

As you know by now, an iRobot shareholder, Red Mountain Capital, is seeking to replace two iRobot directors with its own nominees at the upcoming 2016 Annual Meeting of Stockholders on May 25, 2016. Shareholders are faced with a critical choice: do you want the Company’s two nominees who bring extensive industry experience in software, technology, and the Internet of Things (IoT) — or Red Mountain’s candidates who have no relevant expertise in our industry and lack a fundamental understanding of iRobot’s business? The answer is clear: protect the value of your iRobot investment by voting the enclosed WHITE proxy card today for the Board of Directors’ highly-qualified nominees — Mohamad Ali and Michael Bell. Voting any card other than WHITE will force iRobot to lose two highly-qualified, recently added board members.

LET’S SET THE RECORD STRAIGHT

Willem Mesdag of Red Mountain has insisted that he personally be appointed to the iRobot Board. In this letter, we will show how some of his ideas could jeopardize iRobot’s ability to continue its rapid growth and maintain its market leadership, while other ideas are simply not additive. Further, we will show how Mr. Mesdag’s recent assertions about our business highlight the misguided nature of Red Mountain’s proxy campaign and demonstrate his fundamental lack of understanding of our business.

RED MOUNTAIN DOES NOT UNDERSTAND THE PAST, PRESENT, OR FUTURE OF IROBOT’S BUSINESS

For more than 25 years, iRobot has been a global pioneer in creating innovative products that have revolutionized the way the world uses robotic technology. Our focus throughout the years has been on running the business efficiently and with appropriate capital allocation discipline, making necessary adjustments as the business evolved. Red Mountain’s criticisms have demonstrated an alarming lack of understanding of iRobot’s past, present, and future.

The Past

Much of Red Mountain’s criticism has revolved around the performance and divestiture of the Defense & Security (“D&S”) business. The reality is that our D&S business generated significant return on the investment and was critical to our success in the early days of iRobot. The cash flow generated by the D&S business allowed us to develop the intellectual property portfolio that became the foundation of our Home Robots business unit. When the U.S. defense budget was dramatically cut after the end of the second Gulf War, the iRobot management team was faced with unpredictable revenue and profit declines, but was quick and decisive to right-size the cost structure of our D&S business, successfully pivoting towards Home Robots and building the leading consumer business that is our foundation today. Our recent divestiture of our D&S business was the last step in that transformation, closing out our successful investment in this business unit and contributing to the expansion of our share repurchase program to $100 million for 2016.

The Present

Now, due to the transformative steps taken by your Board and management team, iRobot is poised for continued growth and success. Our Home Robots business has grown over 30% in the past two years, setting the stage for accelerating consumer adoption and strengthening market share. We are making disciplined R&D investments to maintain our leadership in robotic vacuum cleaning in addition to developing and growing significant adjacent categories in Home Robots. We are not merely changing the colors or flavors of our products (like a consumer products company might); we are building entirely new categories of products while maintaining our leading feature set on our industry-leading robotic products. Doing so is essential to our continued competitive dominance, and Red Mountain’s proposals to decrease funding for R&D — or to bring such spending in line with consumer products companies — could derail iRobot’s innovation engine, which is critical to our future success.

We are concerned that Red Mountain fundamentally misunderstands our business needs and believes we should strive for an R&D budget closer to that of a consumer products company. Early on in our interactions with Red Mountain, the firm claimed to recognize “the pitfalls associated with recruiting a classically trained consumer products executive in an innovation-driven environment.”1 Those are the pitfalls with which we are concerned today.

[1]	Red Mountain Letter to iRobot, May 16, 2015

We have widened our competitive moat through technology innovation and will continue to pursue the significant opportunities within the consumer robotics market. Our spending in R&D is in line with other consumer technology companies. We assess investment opportunities for their expected revenue, margin, profitability, and return, and all of our programs are regularly reviewed by management and the Board relative to their targets. Our two directors with the most experience in the consumer technology area — Mohamad Ali and Michael Bell — are the two directors up for election this year. We should not, and will not, be held to arbitrary investment levels that do not pertain to a high-growth and innovation-focused consumer technology company.

The Future

Our future depends on our technology being an integral and indispensable element of a rich, connected home environment — and to achieve that, it is necessary to invest effectively in software, cloud infrastructure, and the development of the Internet of Things (IoT). In our view, it is deeply troubling that at this very critical juncture, Red Mountain would propose replacing Mohamad Ali and Michael Bell, who were identified and chosen to serve on the Board specifically for their expertise in these critical technology areas, with individuals who lack such strong and relevant qualifications for iRobot.

Understanding iRobot’s Share Price Performance

Red Mountain would have you measure our performance from the peak of our D&S business (and U.S. military spending) in 2011 to today, disingenuously suggesting that the Board was responsible for, or should have predicted, the military’s significant spending cuts. They give the Company no credit for surviving a turbulent time in the military business and coming out of that turmoil a stronger company with a market-leading consumer business. iRobot took decisive action in early 2013 to reduce its dependence on military spending, diversify R&D, and shift resources towards the consumer technology business. As a result, the Company adjusted appropriate business metrics and set new three-year financial targets, communicated these to investors, and began an important next phase of its evolution. Accordingly, we believe that the relevant period for assessing performance is from the beginning of 2013, when iRobot initiated its transformation into the Company that it is today.

Since the beginning of 2013, iRobot has outperformed its peers, with a total shareholder return of approximately 67% (compared to 58% for peers, 62% for the NASDAQ, 50% for S&P 500 companies, and 41% for the S&P Technology Hardware & Equipment Industry Group).2 We believe that Red Mountain’s hand-picked and arbitrary share price performance metrics further demonstrate its lack of understanding of the Company’s past and the impact of military spending on the D&S business at that time.

[2]	Source: Capital IQ. Note: Market data as of 1/1/2013 to 4/8/2016. Peer Index is equally weighted for its constituents. Peer Index is comprised of 3D Systems, AeroVironment, Alphabet, Apple, Cognex, Dolby, Electrolux, Fitbit, Garmin, Intuitive Surgical, InvenSense, Koninklijke Philips, Logitech, Microsoft, Nautilus, Netgear, Plantronics, TiVo, Trimble Navigation, Universal Electronics, and Whirlpool. Defense & Security peers excluded

RED MOUNTAIN’S AGENDA IS DRIVEN BY WILLEM MESDAG’S SELF-SERVING DESIRE FOR PERSONAL REPRESENTATION ON IROBOT’S BOARD

Despite Red Mountain’s claims to the contrary, we believe this proxy contest comes down to one point: Willem Mesdag’s personal desire to join our Board despite his complete lack of operating experience in areas critical to our business, such as software development, data analytics, Internet of Things (loT), and international technology sourcing.

iRobot has consistently tried to work with Red Mountain to optimize the composition of our Board. We asked them to provide candidates that met our criteria (namely, consumer technology executives), to provide feedback on various candidates we were considering and, in an attempt to ward off this proxy fight, to appoint Red Mountain’s nominee Lawrence Peiros to the Board. Red Mountain rejected each of these offers, continuing to insist that Mr. Mesdag be appointed to our Board.

Mr. Mesdag has no known operating experience or expertise in areas we believe are most critical for our future. Adding directors who do not bring critical experience is, in our view, unwarranted and counterproductive. We believe our Board is equipped with the right mix of skills, diversity, and independence to lead iRobot forward.

In this election, Red Mountain wants to substitute its candidates for our two most recent and critical additions to our Board. They ask you to drop two leading consumer technology experts who understand the implications of the connected home, and instead elect their nominees, neither of whom has experience in these critical areas. Your Board believes this substitution would be a bad trade for shareholders. Red Mountain has yet to offer compelling rationale as to why its nominees are more qualified to serve on the Board than iRobot’s highly-qualified nominees.

It is also important to note that Red Mountain has provided no alternative operational plan to drive long-term value for iRobot shareholders. The actions that Red Mountain has proposed, namely focusing on the consumer robotics business, divesting the D&S business, returning capital to shareholders, and adapting corporate governance best practices, were all well underway before Red Mountain became a shareholder.

RED MOUNTAIN HAS CONTRADICTED ITSELF ON NUMEROUS OCCASIONS

In trying to bolster its campaign, Red Mountain is now making assertions that blatantly contradict its previous statements — it appears that Mr. Mesdag will say anything in an attempt to secure a personal seat on the iRobot Board.

WHAT MR. MESDAG HAS SAID IN THE PAST…		WHAT MR. MESDAG IS SAYING NOW…

✓	“…you have a long history of disciplined business triage in which you have refocused your limited resources on the opportunities with the highest commercial potential.”[3]	×	“The Board’s poor oversight of management’s capital allocation is the key contributor to iRobot’s chronic underperformance.”[4]

✓	“…we have been impressed with your additions to the senior management team and your board…I trust that Mr. Ali…will help you to drive shareholder value in addition to maintaining your innovation edge.”[5]	×	Mr. Mesdag is now attempting to replace Mohamad Ali on the iRobot board with his own nominees, including himself.

✓	“[There is an] opportunity to create significant shareholder value by…selling or shutting down [the] defense and security business.”[6]	×	“…the Company’s recent sale of its Defense & Security business for only $30 million (plus a $15 million earn-out)…demonstrate[s] the Board’s failure...”[7]

✓	“I deeply respect the value you have created in building the business that exists today.”[8]	×	“We are deeply concerned with the prolonged underperformance of iRobot’s share price.”[7]

✓ ✓

“Remote Presence [is] providing an important long-term adjacency to Home Robots…”[9]

“…we have adopted a constructive view on the importance of the R&D associated with the Remote Presence business and its ultimate applicability to the Home Robots business.”[10]

		×	Remote Presence is a “speculative and money-losing venture...”[7]

✓	“We compliment you on your efforts to build a world-class consumer products management team with demonstrated expertise in building and maintaining premium brands.”[9]	×	Mr. Mesdag is now criticizing the Board’s management and oversight.

[3]	Red Mountain Letter to iRobot, May 16, 2015
[4]	Red Mountain Letter to iRobot Shareholders, April 6, 2016
[5]	Red Mountain Letter to iRobot, August 21, 2015
[6]	Red Mountain Presentation to iRobot, May 1, 2015
[7]	Red Mountain Letter to iRobot Shareholders, April 6, 2016
[8]	Red Mountain Letter to iRobot, May 16, 2015
[9]	Red Mountain Letter to iRobot, July 29, 2015
[10]	Red Mountain Email to Colin Angle, September 3, 2015

THE FUTURE OF YOUR INVESTMENT DEPENDS ON YOUR VOTE

iRobot’s future in the internet-connected home depends on the Company’s having industry-leading technology. We need a Board comprised of directors who bring critical expertise in technology, innovation, execution, and capital discipline. It is clear that Mr. Mesdag and Red Mountain lack a fundamental understanding of iRobot and the exciting opportunities ahead of us. In contrast, we are confident that our recent Board additions — Mohamad Ali and Michael Bell — have exactly the software and technology expertise your Company needs to continue to drive growth and deliver value for shareholders. Please protect the future of your investment by voting the WHITE proxy card TODAY.

Thank you for your continued support.

Sincerely,

Colin Angle

Chairman and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 717-3929

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any Green proxy card

sent to you by Red Mountain Capital, as doing so

will revoke your vote on the WHITE proxy card.

About iRobot Corporation

iRobot Corporation (“iRobot”, or the “Company”) designs and builds robots that empower people to do more. The Company’s home robots help people find smarter ways to clean and accomplish more in their daily lives. Its remote presence robots enable virtual presence from anywhere in the world. iRobot’s portfolio of solutions feature proprietary technologies for the connected home and advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.

Important Stockholder Information

iRobot will hold its 2016 Annual Meeting of stockholders on May 25, 2016. The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a definitive proxy statement and form of WHITE proxy card in connection with the 2016 Annual Meeting. The definitive proxy statement contains important information about the Company, the 2016 Annual Meeting and related matters.

COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the 2016 Annual Meeting. Information regarding the Company’s directors and executive officers is contained in the Company’s annual report on Form 10-K filed with the SEC on February 19, 2016, and definitive proxy statement filed with the SEC on March 29, 2016.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, the Company’s filings with the SEC, including the proxy statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from the Company by directing a request to the Company at 8 Crosby Drive, Bedford, MA 01730, Attention: Investor Relations. Such materials are also available at www.irobot.com.

Forward-Looking Statements

Certain statements made in this communication that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified with words like “believe,” “may,” “could,” “would,” “might,” “should,” “expect,” “intend,” “plan,” “target,” “anticipate” and “continue,” the negative of these words, other terms of similar meaning or the use of future dates. This communication contains express or implied forward-looking statements relating to, among other things, iRobot’s expectations regarding future financial performance, future operating performance and growth, our strategic actions to continue revenue growth, demand for our robots, strategic investments to diversify Home revenue, the impact of the divestiture of our Defense & Security business, the impact of our strategic actions to enhance stockholder value, and anticipated revenue. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market, the financial strength of our customers and retailers, our ability to enhance stockholder value through our strategic actions, including the sale of our Defense & Security business, general economic conditions, market acceptance of our products, and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot undertakes no obligation to update or revise the information contained in this communication, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot, see the disclosure contained in our public filings with the SEC.